Exhibit 99.1

Information Holdings Completes Sale Of CRC Press

April 8, 2003--Information Holdings Inc. today announced that it has completed the sale of its CRC Press unit to the Taylor & Francis Group for cash consideration of approximately $95 million.

The purchase price is subject to a post-closing adjustment based on the amount of the closing date net assets of CRC Press.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to intellectual property and information technology learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center(TM), Liquent and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could render them materially different. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002. The forward-looking information in this release reflects management's judgment only on the date of this press release.

Contact:
Information Holdings Inc.
Vincent A. Chippari
203/961-9208
vchippari@informationholdings.com